Exhibit 99.1

AROTECH EXECUTIVE CHAIRMAN ROBERT S. EHRLICH DECIDES NOT TO SEEK REELECTION AS DIRECTOR; REAR ADMIRAL JAMES J. QUINN, USN (RET.) TO REPLACE HIM AS MANAGEMENT’S NOMINEE FOR ELECTION TO BOARD

Ann Arbor, Michigan – February 19, 2016 /PRNewswire/ Arotech Corporation (Nasdaq GM: ARTX) announced today that its Executive Chairman of the Board, Robert S. Ehrlich, has delivered a written notice to the Secretary of the Board announcing his intention not to seek reelection to his position on the Board at the Company’s 2016 annual meeting of stockholders. Upon his leaving the Board, Mr. Ehrlich will no longer serve as the Executive Chairman of the Board of Directors but will continue to be employed by the Company as the Chairman of Arotech’s Iron Flow Storage development program through the end of his current employment agreement.

Arotech also announced that upon recommendation of the Nominating Committee, the Board has nominated each of Steven Esses, Kenneth Cappell and Rear Admiral James J. Quinn, USN (Ret.), to stand for election as Class III directors at the Company’s 2016 annual meeting of the stockholders. If elected, the Class III directors will serve until the Company’s annual meeting of stockholders in 2019 and until their successors are duly elected and qualified. Messrs. Esses and Cappell currently serve as Class III directors of the Board.

Rear Admiral (Ret.) James J. (JJ) Quinn, 63, left the United States Navy in October 2003 after a 30-year career that included tours of duty as Director of Operations, Plans, Policy and Training with the Atlantic Fleet, a total of five commands (including command of a carrier group and of a nuclear-powered aircraft carrier), Senior Military Assistant to the Secretary of Defense, Commander of Naval Space Command, and the Naval Aide to two U.S. Presidents. After leaving the Navy, Adm. Quinn began a ten-year business career with Northrop Grumman Aerospace Systems, a division of Northrop Grumman Corporation, where he served as Director of Navy-Marine Corps Programs & Corporate Lead Executive for the NGC Integrated Systems Sector from 2003 to 2004, Vice President of Business Development for the Military Space Systems Division of NGC from 2004 to 2009, Vice President of Business Development for the Strike & Surveillance Systems Division of NGC from 2009 to 2011, and Vice President of Business Development for the Unmanned Systems Division of NGC from 2012 until his retirement from NGC in 2013. Adm. Quinn holds a B.S. in Mathematics from the United States Naval Academy, and is a graduate of the Navy Nuclear Power Program. He received his wings and was designated a Naval Flight Officer at Naval Air Station Pensacola in 1975. Adm. Quinn is the recipient of the Defense Superior Service Medal, five Legions of Merit, two Bronze Stars, two Meritorious Service Medals, four Air Medals (two Individual with Combat “V”/2 Strike-Flight) and four Navy Commendation Medals (two with Combat “V”).

“It is impossible to overstate Bob Ehrlich’s enormous contributions to Arotech over his almost 25 years of service to our company, first as CFO and Vice Chairman of our Board, then as Chairman and CEO, and finally as Executive Chairman of our Board,” stated Arotech President and CEO Steven Esses. “Bob’s wisdom and business acumen have been indispensable to us in building Arotech from a small start-up with virtually no revenues to a company with revenues in excess of $100 million and employing more than 500 people worldwide. While Bob’s connection with Arotech will continue, his leadership on Arotech’s Board will be sorely missed,” continued Esses.

“At the same time, we are deeply honored that someone with the Adm. JJ Quinn’s impressive credentials has agreed to join Arotech’s Board. Adm. Quinn brings important background, knowledge and expertise that are so necessary to a company like Arotech that is heavily involved with defense-related business,” noted Esses. “Arotech needs directors with a strong defense and security background on its Board. The addition of Adm. Quinn and the recent announcement that internationally-recognized aerospace and defense industry expert Jon B. Kutler will also be joining us are important steps in strengthening our Board,” continued Esses. “We look forward to welcoming our new directors and to the enormous value that they will add to Arotech’s Board,” concluded Esses.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers and advanced zinc-air and lithium batteries and chargers. Arotech operates two major business divisions: Training and Simulation, and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Michigan, South Carolina, and Israel. For more information on Arotech, please visit Arotech’s website at www.arotech.com.

Investor Relations Contacts:

Brett Maas / Rob Fink
Hayden IR
(646) 536.7331 / (646) 415.8972
ARTX@haydenir.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.